Exhibit 3.15

State of Delaware Secretary of State Division of Corporations Delivered 08:21 AM 03/23/2010 FILED 08:00 AM 03/23/2010 SRV 100305167 - 4802716 FILE

CERTIFICATE OF FORMATION

OF

NRG SOUTH TRENT HOLDINGS LLC

1.                                      Name: The name of the limited liability company is NRG South Trent Holdings LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG South Trent Holdings LLC this 22nd day of March, 2010.

/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person